News Release

CONTACTS:
Investors:
      Joe Selner, Chief Financial Officer
      920-491-7120
Media:
      Jon Drayna, Corporate Communications
      920-491-7006

Associated names Gelco CEO Karen Beckwith to board

     GREEN BAY, Wis. – April 8, 2004 – Associated Banc-Corp (Nasdaq: ASBC) has appointed Karen T. Beckwith to its Board of Directors. Ms. Beckwith is president and CEO of Gelco Information Network, a privately-held provider of transaction and information processing systems to corporations and government agencies, based in Eden Prairie, Minn.

     She joined Gelco in 1999 as the chief financial officer of Gelco Information Network. Beckwith then served as chief operating officer of the company’s Trade Management Group, a division of Gelco Information Network, and was named its president and CEO in 2001. In January 2003, she was named president and CEO of Gelco Information Network. Before joining Gelco, she was with Ceridian Corp. for four years, most recently as senior vice president for business development and integration with Ceridian Employer Services. She also served as corporate controller for Deluxe Corp., and as an auditor with the accounting firm of Deloitte, Haskins & Sells in Minneapolis.

     Ms. Beckwith is a certified public accountant, and holds a master of business administration degree from the University of Minnesota.

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ASBC Beckwith, add one

     She serves on the board of directors of CNS, Inc., the makers of Breathe Right Nasal Strips and other health-related products, and on the board of H-G Holdings Inc., the parent company of Gelco.

     “We are pleased to be adding someone with Karen’s depth of experience to our Board of Directors,” said Paul Beideman, president and CEO of Associated Banc-Corp. “The company will also benefit from her strong ties to the Minneapolis market.”

     “I am excited to be joining Associated Banc-Corp’s Board of Directors,” Beckwith said. “I look forward to being able to combine my experience in the financial and services markets with my Minnesota background to help Associated achieve its goals.”

     Ms. Beckwith’s appointment is effective today. She will stand for election at the 2005 Annual Shareholder Meeting.

     Gelco Information Network, a wholly-owned subsidiary of H-G Holdings, provides comprehensive outsourced services for travel expense management, and systems to facilitate trade for consumer goods retailers.

     Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified multibank holding company with total assets of $15.2 billion, serving Wisconsin, Illinois, and Minnesota through more than 200 banking offices. Associated offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.AssociatedBank.com.